Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

Contacts
Investor Relations                                                                                                     Trade Relations
Kathleen Makrakis                                                                                                     Betty LaBaugh
Director of Investor Relations                                                                                  Public Relations Manager
203-485-7534, ext. 1432                                                                                               603-594-8585, ext. 3441
kmakrakis@presstek.com                                                                                           blabaugh@presstek.com

Presstek Appoints Wayne L. Parker Vice President and Corporate Controller

HUDSON, N.H. – April 28, 2008 – Presstek, Inc. (Nasdaq: PRST), the leading manufacturer and marketer of digital offset business solutions, today announced that Wayne L. Parker has been appointed Vice President and Corporate Controller. Mr. Parker is a CPA with extensive financial experience, including compliance and audit, in major organizations across several industries. Mr. Parker joined Presstek in May, 2007 as Director of Internal Audit.  Prior to joining Presstek, Mr. Parker served as Director, Sarbanes-Oxley Compliance at Eastman Kodak Company’s Graphics Communications Group; and Director of Internal Audit at Kodak Polychrome Graphics, a $1.7 billion international organization that manufactured and distributed consumables for the printing industry.

“I am pleased to appoint an individual with Wayne’s talent, dedication and expertise to this critical role at Presstek,” commented Jeff Cook, Executive Vice President and Chief Financial Officer.  “Since his arrival, Wayne has played a significant role in the extensive business process reviews we conducted during 2007. He is ideally positioned to assume the  Controller responsibilities and continue strengthening our internal controls while becoming a key member of the company’s leadership team.”

About Presstek
Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

DI is a registered trademark of Presstek, Inc.

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